EXHIBIT 21.1

AECOM Global, LLC, a Delaware Limited Liability Company
AECOM Global II LLC, a Delaware Limited Liability Company
AECOM, C&E, Inc., a Delaware Corporation
AECOM Technical Services, Inc., a California Corporation
AECOM USA, Inc., a New York Corporation
AECOM Asia Company Limited*
AECOM Canada Ltd*
AECOM South Africa Group Holdings (Pty) Ltd*
AECOM Design Build Limited*
AECOM Global Ireland Services Limited*
AECOM Infrastructure & Environment UK Limited*
Flint Energy Services, Inc., a Delaware Corporation
Hunt Construction Group Inc., an Indiana Corporation
Oscar Faber PLC*
URS Holdings, Inc., a Delaware Corporation
URS Corporation, a Nevada Corporation
URS Group, Inc. a Delaware Corporation
URS Corporation—Ohio, an Ohio Corporation
URS Global Holdings Inc., a Nevada Corporation
AECOM Intercontinental Holdings UK Limited*
Tishman Construction Corporation, a Delaware Corporation
Tishman Construction Corporation of New York, a Delaware Corporation

*Foreign